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                                                                   EXHIBIT 3.1.1



                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                LIPOSCIENCE, INC.

                             Pursuant to Section 242
                           Of the General Corporation
                          Law of the State of Delaware

     LIPOSCIENCE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1.   The name of the Corporation is LIPOSCIENCE, INC.

     2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

               Section (4)(d) of the Certificate of Designation of Preferred Stock filed at the Office of the Secretary of State of the State of Delaware on December 22, 2000 is hereby deleted in its entirety and the following substituted in lieu thereof:

                    "(d) Mandatory Conversion. All outstanding shares of Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.22 by the Series D Conversion Price (as defined above) in effect at the time of conversion upon the occurrence of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (i) yielding gross proceeds to the Corporation (before deducting underwriting discounts) of at least $25,000,000 and (ii) at a pre-money valuation of $150,000,000. The pre-money valuation of the Corporation shall mean the valuation of the Corporation immediately prior to the closing of the underwritten public offering determined on a fully diluted basis and calculated by multiplying (x) the price per share to the public of the Common Stock issued in such underwritten public offering by (y) the sum of (I) all issued and outstanding shares of Common plus (II) all shares of Common Stock issuable upon exercise or conversion of Options, Preferred Stock, Convertible Securities and other securities convertible into or exercisable for Common Stock (a "Qualified Public Offering"). All holders of record of shares of Series D Preferred Stock will be given prior written notice of the date fixed and place designated for mandatory conversion of the Series D Preferred Stock and the event giving rise to the mandatory conversion of the Series D Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, or by nationally recognized overnight courier to each holder of record of the Series D Preferred Stock at such holder's address as shown


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                  in the records of the Corporation. On or before the date fixed for conversion, each holder of shares of the Series D
                  Preferred Stock shall surrender such holder's certificate or certificates for all such shares to the Corporation at the place designated in such notice or otherwise by the Corporation and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of Series D Preferred Stock into Common Stock set forth elsewhere in this Certificate of Incorporation shall apply to the mandatory conversion of the Series D Preferred Stock."

     3. The foregoing amendments as certified herein have been duly adopted and approved by the written consent of the requisite number of stockholders of the Corporation dated as of June 27, 2002, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed this the 27th day of June, 2002.


                                            LIPOSCIENCE, INC.
[CORPORATE SEAL]

                                            By: /s/ F. Ronald Stanton
                                                ---------------------------
                                                 F. Ronald Stanton
                                                 President